EXHIBIT 99.1

United-Guardian Reports First Quarter Results

HAUPPAUGE, N.Y., May 08, 2025 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) announced today the financial results for the first quarter of 2025. First quarter sales decreased from $3,254,944 in 2024 to $2,481,127 in 2025, with net income decreasing from $925,442 ($0.20 per share) to $560,895 ($0.12 per share).

Donna Vigilante, President of United-Guardian, stated, “We are experiencing a slow start to 2025 compared to the beginning of 2024. While we saw positive performance from our medical lubricant and pharmaceutical businesses, the main reason for the decrease in sales and earnings was due to a decrease in our cosmetic ingredient business. Medical lubricant and pharmaceutical sales increased in the first quarter of 2025 compared to the same period in 2024 by 43% and 23%, respectively. Cosmetic ingredients sales decreased by 63% in the first quarter of 2025, with the majority of the decrease due a reduction in orders from Ashland Specialty Ingredients (“ASI”). Based on our conversations with ASI, the decreased orders were primarily due to excess inventory being held in China that had to be worked off and the timing of product orders. ASI has confirmed that currently there has been no significant loss of business or customers. Tariff announcements by the executive branch of the U.S. federal government on imports from various countries remain a concern for our business. As the situation remains uncertain, it is difficult for us to determine the impact this may have on our operations or financial condition at this time.”

United-Guardian is a manufacturer of cosmetic ingredients, pharmaceuticals, medical lubricants, and sexual wellness ingredients.

Contact:	Donna Vigilante
(631) 273-0900
dvigilante@u-g.com

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

Financial Results for the Three Months Ended March 31, 2025 and 2024

UNITED-GUARDIAN, INC. STATEMENTS OF INCOME (UNAUDITED)
	THREE MONTHS ENDED MARCH 31,

	2025	2024

Net sales	$2,481,127	$3,254,944

Costs and expenses:
Cost of sales	1,123,076	1,556,490
Operating expenses	632,735	568,865
Research and development	114,394	102,982
Total costs and expenses	1,870,205	2,228,337
Income from operations	610,922	1,026,607

Other income:
Investment income	84,687	98,073
Net gain on marketable securities	12,350	41,496
Total other income	97,037	139,569
Income before provision for income taxes	707,959	1,166,176

Provision for income taxes	147,064	240,734

Net income	$560,895	$925,442

Earnings per common share (basic and diluted)	$0.12	$0.20

Weighted average shares – basic and diluted	4,594,319	4,594,319